UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 28, 2005


                              WCA Waste Corporation
             (Exact name of registrant as specified in its charter)


         Delaware                     000-50808                  20-0829917
(State or other jurisdiction         (Commission                (IRS Employer
      of incorporation)              File Number)            Identification No.)

       One Riverway, Suite 1400
             Houston, Texas                                         77056
(Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code: (713) 292-2400


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On April 28, 2005 (the "Closing Date"), WCA Waste Systems, Inc. ("WSI"), the primary operating subsidiary of WCA Waste Corporation ("WCA Waste"), replaced its Fourth Amended and Restated Credit Agreement, dated as of December 21, 2004 (the "Fourth Restated Credit Agreement"), by entering into a First Lien Credit Agreement (the "First Lien Credit Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto. On the Closing Date, WSI also entered into a Second Lien Credit Agreement (the "Second Lien Credit Agreement" and together with the First Lien Credit Agreement, the "Credit Agreements") with Wells Fargo, as administrative agent, and Ares Capital Corporation, as the primary lender. The following is a summary description of the material terms of the Credit Agreements and, as such, is not complete. The Credit Agreements will be filed as exhibits to WCA Waste's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 which will be filed in the next two weeks.

     The aggregate revolving credit commitments available under the First Lien Credit Agreement total $175 million, consisting of a $75 million revolving line of credit and a $100 million Term B loan (the "Term B Loan"). The Second Lien Credit Agreement provides for a second lien term loan in the amount of $25 million (the "Second Lien Term Loan"). Accordingly, the total credit available immediately under the Credit Agreements is $200 million. The proceeds of the Credit Agreements will be used for acquisitions, equipment purchases, landfill construction and development, standby letters of credit and general corporate purposes. Subcategories under the revolving line of credit include a subfacility for standby letters of credit in the aggregate principal amount of up to $30 million and a swing line feature for up to $10 million for same day advances.

     WSI has the right to increase either the revolving or the Term B commitment under the First Lien Credit Agreement by an additional $20 million ($25 million if Wells Fargo, as administrative agent, in its sole discretion, approves of the last $5 million), provided that one or more lenders party to the First Lien Credit Agreement or one or more new lenders approved by WSI provides such increase and certain other conditions are satisfied.

     As of the April 29, 2005, WSI had fully drawn down the Term B Loan and the Second Lien Term Loan and had utilized approximately $26.9 million of the revolving facility for letters of credit, leaving it with $48.1 million in availability under the First Lien Credit Agreement revolving credit loan. Additionally, the Company has approximately $30 million in cash on hand.

     WSI must make mandatory prepayments of outstanding indebtedness under the First Lien Credit Agreement in the amount of:

     (i) 100% of the net cash proceeds received from the sale of certain assets that are not replaced;

     (ii) 50% of the net cash proceeds from the issuance of any subordinated debt (the terms of which must be satisfactory to Wells Fargo and a majority of the lenders);

     (iii) 50% of the net cash proceeds from the sale of any common stock of WCA Waste; and

     (iv) 100% of the net cash proceeds from the sale of any preferred stock or other non-common stock equity offering of WCA Waste.

These payments are applied, first, to amounts owing on the Term B loan in the inverse order of maturity. WSI must make comparable paydowns on the Second Lien Credit Agreement after payment in full of the First Lien Credit Agreement.

     The revolving credit loan under the First Lien Credit Agreement will mature on April 28, 2010 and the Term B Loan will mature on April 28, 2011 unless the commitments thereunder are terminated or prepaid in full at an earlier date. The Second Lien Credit Agreement will mature on October 28, 2011. WSI's obligations under the Credit Agreements are secured by essentially the same assets that secured obligations under the Fourth Restated Credit Agreement (such assets are generally described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facility" in WCA Waste's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 24, 2005, which description is incorporated herein by reference), plus all significant assets acquired since that time and most of its and its subsidiaries' real estate holdings. The obligations are also guaranteed by certain material subsidiaries of WCA Waste. Obligations under the Credit Agreements are recourse obligations and are subject to cancellation and/or acceleration upon the occurrence of certain events, including, among other things, a change of control (as defined in the Credit Agreements), nonpayment, breaches of representations, warranties and covenants (subject to cure periods in certain instances), bankruptcy or insolvency, defaults under other debt arrangements, failure to pay certain judgments and the occurrence of events creating material adverse effects.

     Indebtedness under any base rate loans (as defined in the First Lien Credit Agreement) carries interest at the higher of (i) the effective federal funds rate (as defined in the First Lien Credit Agreement) plus 1/2 of 1% or (ii) the rate of interest from time to time announced publicly by Wells Fargo, in San Francisco, California as its prime rate, plus the applicable margin for base rate loans (ranging from 0.75% to 2.00% depending on the leverage ratio). Indebtedness under any LIBOR loans (as defined in the First Lien Credit Agreement) carries interest at a rate per year (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the administrative agent to be equal to the quotient of (a) LIBOR (as defined in the First Lien Credit Agreement) divided by (b) one minus the reserve requirement (as defined in the First Lien Credit Agreement), plus the applicable margin for LIBOR loans (ranging from 1.75% to 3.00% depending on the leverage ratio). The commitment fee payable by WSI to the administrative agent for the benefit of the lenders on the daily average unused amount of the aggregate revolving credit commitment under the First Lien Credit Agreement ranges from 0.250% to 0.500% depending on WSI's leverage ratio.

     The First Lien Credit Agreement contains numerous covenants with which WSI and the subsidiaries consolidated with it must comply, including several financial covenants and ratios. These include a leverage test, a senior leverage test, a net worth requirement and an adjusted EBIT test. The maximum leverage ratio (the ratio of funded debt to pro forma adjusted EBITDA) under the First Lien Credit Agreement must be not more than 5.00 to 1.00 until March 31, 2007, and 4.75 to 1.00 or less thereafter. The maximum senior funded debt leverage ratio under the First Lien Credit Agreement (the ratio of funded senior debt (all funded debt other than subordinated debt) to pro forma adjusted EBITDA) must be 4.25 to 1.0 or less from the Closing Date through the quarter ending March 31, 2007, decreasing in stages to a maximum of 3.25 to 1.0 or less for the quarter ending September 30, 2008 and for all quarters thereafter. The minimum net worth (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement is 85% of net worth on June 30, 2004, plus 50% of positive net income, plus 100% of the increase to net worth from the net cash proceeds from equity offerings, in each case, since June 30, 2004.

     The adjusted EBIT debt service ratio is the ratio of (i) adjusted EBIT (as defined in the First Lien Credit Agreement) for the four fiscal quarters ending on such date to (ii) (w) cash interest expense, plus (x) the current portion of capitalized leases for the following four fiscal quarters, plus (y) the current portion of principal payments of debt (as defined in the First Lien Credit Agreement) (excluding payments under the revolving credit notes under the First Lien Credit Agreement), required to be paid for the following four fiscal quarters plus (z) dividends paid by WSI to or for the benefit of WCA Waste to be used to pay the debt of WCA Waste. The required minimum adjusted EBIT debt service ratio under the First Lien Credit Agreement starts at a minimum of 1.25 to 1.00 from the Closing Date until the fiscal quarter ending September 30, 2007 and must be at least 1.50 to 1.00 at all times thereafter. The leverage ratio is measured at the level of WCA Waste and all of its subsidiaries, while the senior debt leverage ratio, Adjusted EBIT debt service ratio and all other financial ratios and tests are measured only from the level of WSI and its subsidiaries and exclude WCA Waste and other entities above WSI.

     Under the First Lien Credit Agreement, there is no limit for acquisition or expansion capital expenditures provided that the leverage ratio remains below
3.75 to 1.00 and $10 million is available under the revolving credit facility after the applicable expenditure. However, if the leverage ratio exceeds 3.75 to 1.00, the amount of an acquisition expenditure shall be limited to 20% of WCA Waste's net worth unless expenditures above that amount are approved by a majority of the lenders.

     The Second Lien Credit Agreement contains obligations, covenants and restrictions similar to the First Lien Credit Agreement, and the same are designed to work together, provided, the financial ratios and tests in the Second Lien Credit Agreement are slightly more favorable to WSI, meaning that any violation of these tests or ratios would, in all probability, result in a default under the First Lien Credit Agreement before a default occurs under the Second Lien Credit Agreement.

     Other covenants in the Credit Agreements are comparable to the covenants in the Fourth Restated Credit Agreement as described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facility" in WCA Waste's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 24, 2005, which description is incorporated herein by reference. Included in such covenants is a prohibition against the payment of cash dividends by WSI to WCA Waste (or any intermediary) except for the limited purposes of debt repayment described above, meaning WCA Waste has very limited sources of cash. WCA Waste's only source of cash to pay dividends is distributions from its subsidiaries and, therefore, its ability to declare or pay future cash dividends on its common stock would be subject to, among other factors, a relaxation of this prohibition.

     Some of the lenders under the Credit Agreements and their affiliates have performed investment banking, financial advisory and other commercial services (including serving as agents and lenders under prior credit agreements) for WCA Waste and its affiliates in the ordinary course of business from time to time for which they have received customary fees and expenses. The lenders and their affiliates may, from time to time in the future, engage in transactions with and perform such services for WCA Waste and its affiliates in the ordinary course of business for which they will receive customary fees.

     In addition, on the Closing Date, WSI and its affiliate, WCA Waste Corporation of Texas, L.P. ("WCA Waste Texas") , entered into the First Amendment to Reimbursement Agreement with Wells Fargo. WSI and WCA Waste Texas are obligated in connection with an outstanding direct pay letter of credit previously issued by Wells Fargo pursuant to a Reimbursement Agreement dated August 30, 2002. The direct pay letter of credit is used to secure the debt associated with WCA Waste's tax-exempt environmental facility revenue bonds. As of the Closing Date, the amount available to be drawn under the direct pay letter of credit was approximately $22.8 million. The First Amendment to Reimbursement Agreement obligates WCA Waste and WCA Waste Texas to redeem the tax-exempt environmental facility revenue bonds generally in amounts of $300,000 quarterly, beginning with the quarter ending June 1, 2005 through the quarter ending March 1, 2010.

Item 1.02 Termination of a Material Definitive Agreement.

     In connection with the execution of the Credit Agreements discussed above, the Fourth Restated Credit Agreement between WSI, Wells Fargo, as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto was terminated and replaced with the Credit Agreements. For a description of the material terms and conditions of the Fourth Restated Credit Agreement, please read the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facility" in WCA Waste's Annual Report on Form 10-K filed on March 24, 2005, which description is incorporated herein by reference.

Item 2.02 Results of Operation and Financial Condition.

     On April 28, 2005, WCA Waste issued a press release announcing its financial results for the first quarter ended March 31, 2005. A copy of the press release is furnished and attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     In addition to disclosing financial results in accordance with generally accepted accounting principles ("GAAP"), the press release presents for the three months ended March 31, 2005 and 2004 the non-GAAP financial measure of EBITDA. EBITDA consists of earnings (net income) before interest expense, net, depreciation and amortization and tax expense. The attached press release also contains a reconciliation of EBITDA to net income, which is the nearest comparable GAAP financial measure. The reasons why WCA Waste's management believes that the presentation of EBITDA provides useful information to investors regarding WCA Waste's financial condition and results of operations and the additional purposes for which WCA Waste's management uses EBITDA are included under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Executive Overview--General Overview of Our Business--Non-GAAP Measures" in WCA Waste's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which discussions are incorporated herein by reference.

     In accordance with General Instruction B.2 of Form 8-K, the information in this report and Exhibit 99.1 attached hereto is being furnished and is not deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to the liabilities of that section. Accordingly, the information in this report and Exhibit 99.1 attached hereto will not be incorporated by reference into any filing made by WCA Waste under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The description of the Credit Agreements contained in Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 3.03 Material Modifications to Rights of Security Holders.

     As was the case under the Fourth Restated Credit Agreement, the Credit Agreements include a prohibition against the payment of cash dividends by WSI to WCA Waste (or any intermediary) except for the limited purposes of debt repayment described above, meaning WCA Waste has very limited sources of cash. WCA Waste's only source of cash to pay dividends to its stockholders is distributions from its subsidiaries and, therefore, its ability to declare or pay future cash dividends on its common stock would be subject to, among other factors, a relaxation of this prohibition.

Item 7.01 Regulation FD Disclosure.

     On April 29, 2005, WCA Waste held its scheduled conference call with respect to the results of the first quarter ended March 31, 2005. In addition, WCA Waste reviewed its business operations and the progress of its acquisition growth strategy and reiterated certain of its previously issued guidance with respect to its expected 2005 financial performance. A replay of the entire conference call is available via webcast at www.wcawaste.com. A summary of selected discussion topics follows:

Acquisition Program

     WCA Waste reiterated that it was on target with its acquisition strategy and its belief that its acquisition program will significantly increase revenue and profit in the future, although it also stressed that, in the short-term, as expected, the cost of acquiring and integrating companies would continue to put pressure on operating results. In this regard, WCA Waste reiterated estimates that its costs of operations have increased as much as $500,000 per quarter ($2 million annually) as a result of increased legal, accounting, printing, travel, insurance and other costs associated with both operating as a public company and the pursuit of its acquisition strategy. In fact, first quarter 2005 general and administrative expenses were approximately $494,000 higher than those in the first quarter of 2004.

     WCA Waste also reported that it had integrated all of its completed 2005 acquisitions to date into its existing operations. It also discussed the assets covered by the recently executed definitive agreements to acquire certain assets in Chanute, Kansas and El Dorado Springs, Missouri. The execution of, and the assets covered by, these agreements had previously been described in press releases dated April 26, 2005 and April 28, 2005 and may be obtained from WCA Waste's web site at www.wcawaste.com. WCA Waste reported that its internalization rate for the first quarter of 2005 was 78.8.

     WCA Waste reiterated its previously announced goal of making acquisitions with annualized revenue "run rates" of approximately $50 million by December 31, 2005. WCA Waste also reported that it had entered into two letters of intent for potential acquisitions in Missouri and Kansas. It reported that its "acquisition pipeline," including companies that were in "active discussions," was greater than $130 million in estimated annualized revenue "run rates." WCA Waste's "acquisition pipeline" includes solid waste companies that might be potential acquisition candidates in the immediate areas surrounding its current operations, including those it is in active discussions with. However, WCA Waste may not complete all or any of the acquisitions that it is in active discussions with or that it may from time to time report as being in its "acquisition pipeline." "Run rate" determinations are made based on estimations from information provided to WCA Waste by the acquisition candidates and from other sources and estimates developed by WCA Waste. "Run rate" measures are not audited or based on GAAP. Management determines the period over which to calculate a "run rate" based on factors it deems to be reasonable. Actual revenues may or may not equal the estimated run rate. For a description of WCA Waste's general acquisition strategy and goals, please refer to WCA Waste's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its subsequent Current Reports on Forms 8-K, available through WCA Waste's website at www.wcawaste.com.

Financial Results

     WCA Waste also discussed its financial results for the first quarter ended March 31, 2005 that were also described in the press release furnished and attached hereto as Exhibit 99.1.

     In addition, WCA Waste provided additional information with respect to its financial results as follows:

     o Of the 44.0% increase in first quarter 2005 revenues over first quarter 2004, 34.0% of the revenues were derived from acquired operations, 5.6% from volume increases and 4.4% from price increases. Internal growth during the first quarter of 2005 was approximately 10%. Including the first quarter acquisitions, WCA Waste's revenue segmentation (before elimination of intercompany revenue) for the first quarter of 2005 was 54.2% collection operations, 32.9% disposal, 12.9% transfer and other. This compares to a 51.5% collection operations, 36.9% disposal and 11.6% transfer and other.

     o Fuel costs increased approximately $393,000 in the first quarter of 2005 as compared to the same period in 2004. However, WCA Waste recouped approximately 64% of this increased cost through fuel surcharges.

     o Operating income as a percentage of revenue was 11% for the first quarter of 2005 and 12.9% for the same period in 2004. The change between periods was primarily attributable to the revenue mix, but was also affected by increased fuel costs.

     o    EBITDA for the first quarter 2005 increased 23% over first quarter
          2004.

     o The reduction in net income per share from $0.06 per share in the first quarter of 2004 to the first quarter of 2005 was expected due to the 6.6 million increase in shares outstanding due to WCA Waste's initial public offering in June 2004.

     o    Current day's sales outstanding was 40.0 days as of March 31, 2005.

Forward-Looking Statements Concerning Expected Financial Performance

     WCA Waste reiterated the following previously announced forward-looking information with respect to expected financial performance during 2005 and subsequent years. WCA Waste expects that during the three to four years following its initial public offering completed in June 2004:

     o Revenue will grow from approximately $60 million to more than $200 million;

     o    It will increase owned landfills from 13 to approximately 25; and

     WCA Waste also noted that it expected its recently completed North Carolina acquisition to increase EBITDA margins and reiterated that it expected EBITDA margins to be approximately 25% for 2005. In this regard, WCA Waste noted that operating margins will change on a quarterly basis depending on acquisitions made during a quarter. WCA Waste also indicated that its expected maintenance capital expenditures for 2005 to be approximately 12% of revenues. Further, WCA Waste reiterated that it expected 2005 net income to be in the range of $0.38 to $0.40 per share, depending on the timing of acquisitions and the form of any capital and related charges that we might obtain to fund acquisitions.

Other Matters

     WCA Waste also discussed the terms of its recently announced $200 million credit facility, which consists of: (i) $75 million in the form of a 5-year senior secured revolving credit line; (ii) $100 million in the form of a 6-year senior secured term loan; and (iii) $25 million in the form of a 6.5-year second lien term loan.

     As of March 31, 2005, WCA Waste had $3 million of deferred financing costs. WCA Waste will have to write-off a portion of these deferred financing costs in the second quarter of 2005.

Non-GAAP Financial Measures

     This report contains certain non-GAAP financial measures as described above under Item 2.02 and Exhibit 99.1 attached hereto. A description of the non-GAAP financial measure that WCA Waste uses and a reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure are set forth in the press release that is attached as Exhibit 99.1 hereto, which press release is incorporated herein by reference. Further, the description of non-GAAP measures set forth in Item 2.02 above is incorporated herein by reference.

Cautionary Statements Regarding Forward-Looking Statements

     `This report and other communications, such as conference calls, presentations, statements in public filings, other press releases, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally include discussions and descriptions other than historical information. These statements can generally be identified as such because the context of the statement will include words such as "may," "will," "should," "outlook," "project," "intend," "seek," "plan," "believe," "anticipate," "expect," "estimate," "potential," "continue," or "opportunity," the negatives of these words, or similar words or expressions. Similarly, statements that describe WCA Waste's plans, objectives, goals, expectations or intentions and other statements that are not historical facts are forward-looking statements. Descriptions of strategy and "run rates" are also forward looking statements. This is true of WCA Waste's description of its acquisition strategy and the benefits of any acquisition or potential acquisition, for example. Moreover, all of the information set forth under "Forward-Looking Statements Concerning Expected Financial Performance" above consists of forward-looking statements. The forward-looking statements made herein are only made as of the date hereof and WCA Waste undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

     Forward-looking statements are based upon the current beliefs and expectations of WCA Waste's management and are subject to significant risks and uncertainties. Since WCA Waste's business, operations and strategies are subject to a number of risks, uncertainties and other factors, actual results may differ materially from those described in the forward-looking statements. Some of risks and uncertainties have been more fully described in "Business-Risk Factors" in WCA Waste's Annual Report on Form 10-K with respect to the fiscal year ended on December 31, 2004.

     In accordance with General Instruction B.2 of Form 8-K, the information in this report is being furnished and is not deemed to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to the liabilities of that section. Accordingly, the information in this report will not be incorporated by reference into any filing made by WCA Waste under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events.

     On May 2, 2005, WCA Waste issued a press release announcing that its 2005 Annual Meeting of Stockholders will be held on Wednesday, June 1, 2005 at The Houstonian Hotel, Houston, Texas 77024 at 9:00 a.m. local time. WCA Waste fixed the close of business on May 3, 2005 as the record date for the determination of the stockholders entitled to vote at the Annual Meeting. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (c)  Exhibits.

      Exhibit Number                        Description
--------------------------------------------------------------------------------
           99.1 WCA Waste Corporation Press Release, dated April 28, 2005, announcing financial results for the first quarter ended March 31, 2005.

           99.2          WCA Waste Corporation Press Release, dated May 2, 2005.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   WCA WASTE CORPORATION
Date: May 4, 2005

                                                   /s/ Kevin D. Mitchell
                                                   -----------------------------
                                                   Kevin Mitchell
                                                   Vice President and Controller

                                  EXHIBIT INDEX


      Exhibit Number                        Description
--------------------------------------------------------------------------------

           99.1 WCA Waste Corporation Press Release, dated April 28, 2005, announcing financial results for the first quarter ended March 31, 2005.

           99.2          WCA Waste Corporation Press Release, dated May 2, 2005.